Exhibit 99.1

SINTX Technologies Regains Compliance with Nasdaq Bid Price Requirement

Salt Lake City, Utah. June 12, 2024 – SINTX Technologies, Inc. (SINTX) (www.sintx.com) (NASDAQ: SINT; “SINTX” or the “Company”), a manufacturer and developer of advanced ceramic materials and related technologies, today announced that on June 11, 2024, the Company received formal notice from The Nasdaq Stock Market LLC (“Nasdaq”) that the Company has evidenced compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Accordingly, the previously announced listing matter has been closed.

The Company remains subject to a “Mandatory Panel Monitor,” as that term is defined in Listing Rule 5815(d)(4)(B), for a period of one year from June 11, 2024. If, within the one-year period, the Company fails to satisfy the minimum $1.00 closing bid price threshold for 30 consecutive business days, Nasdaq will issue a delist determination rather than provide the Company with a grace period to regain compliance with the Bid Price Rule. In that event, the Company would have the opportunity to request a new hearing to address the deficiency.

About SINTX Technologies, Inc.

SINTX Technologies is an advanced ceramics company that develops and commercializes materials, components, and technologies for medical and technical applications. SINTX is a global leader in the research, development, and manufacturing of silicon nitride, and its products have been implanted in humans since 2008. Over the past several years, SINTX has utilized strategic acquisitions and alliances to enter into new markets. The Company has manufacturing facilities in Utah and Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including, but not limited to, statements regarding SINTX’s ability to maintain compliance with the Nasdaq Stock Market’s listing standards, effectively manufacture ceramic products, the market for and benefits of SINTX’s ceramic products, SINTX’s ability to effectively compete in the ceramic industry, and other statements that are not based on historical fact. Such forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from current expectations. Risks and uncertainties that may cause such differences include, among other things: SINTX’s products may not prove to be as effective as other products currently being commercialized or to be commercialized in the future by competitors; risks inherent in manufacturing and scaling up to commercial quantities while maintaining quality controls; volatility in the price of SINTX’s common stock; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of our products once commercialized; SINTX’s ability to raise funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 27, 2024, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Business and Media Inquiries for SINTX:

SINTX Technologies

801.839.3502

IR@sintx.com